Schedule II

MLPF&S CDO Settlement 12/12/2013

Pursuant to an Offer of Settlement made by Merrill Lynch, Fenner, Pierce & Smith Incorporated (MLPF&S”), on December 12, 2013 the SEC issued an order (“Order”) stating that MLPF&S violated the federal securities laws in connection with its structuring and marketing of a series of collateralized debt obligation transactions (“CDOs”) in 2006 and 2007.  According to the Order, MLPF&S failed to inform investors in two CDOs that a hedge fund firm that bought the equity in the transactions but whose interests were not necessarily the same as those of the CDOs’ other investors, had undisclosed rights relating to, and exercised significant influence over, the selection of the CDOs’ collateral. The Order stated that, as a result of its conduct, MLPF&S violated Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 (“Securities Act”) and section 17(a)(1) of the Securities Exchange Act of 1934 (“Exchange Act”) and Rule 17a-3(a)(2) thereunder.  MLPF&S consented to the entry of the Order without admitting or denying the findings therein.  The Order (1) required that MLPF&S cease and desist from committing or causing any violations and any future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act and Section 17(a)(1) of the Exchange Act and Rule 17a-3(a)(2) thereunder; (2) censured MLPF&S; and (3) required that MLPF&S pay disgorgement of $56,286,000 and prejudgment interest of $19,228,027 and a civil money penalty in the amount of $56,286,000 (for a total payment of $131,800,027).

Massachusetts Securities Division Order 10/30/2013

The Massachusetts Securities Division (the "Division") alleged that MLPF&S failed to reasonably supervise a former agent in violation of M.G.L. c. 110A, §204(a)(2)(J).  On October 30, 2013, without admitting or denying the alleged Violations of Law, MLPF&S consented to the entry of a Consent Order, paid a civil penalty of $500,000, agreed to offer reimbursement to five current or former MLPF&S clients, agreed to certify that it has reviewed its policies and procedures with regard to the monitoring of employee accounts, agreed to a censure, and agreed to cease and desist from violating M.G.L. c. 110A, §204(a)(2)(J).

MLPF&S FINRA AWC 10/24/2013

MLPF&S effected securities transactions while a trading halt was in effect with respect to the securities.  MLPF&S transmitted reports to the Order Audit Trail System (OATS) that contained an inaccurate originating department ID, submitted erroneous desk reports, submitted reports with an incorrect special handling code, erroneous handling codes, incorrect order received time, incorrect limit price, submitted reports without a reporting exception code, incorrectly submitted a new order report and route reports, and failed to submit a route report.  MLPF&S made available a report on the covered orders in National Market System Securities it received for execution from any person which included incorrect information.  MLPF&S incorrectly classified a covered order as not covered and calculated and reported an incorrect amount of total covered orders, covered shares, and total cancelled shared. MLPF&S failed to report to the FINRA/NASDAQ Trade Reporting Facility (FNTRF) the correct symbol indicating the related market center in transactions in reportable securities.  MLPF&S failed to report the exercise of an over-the-counter (OTC) option.  MLPF&S’s supervisory system did not provide for supervision reasonably designed to achieve compliance with applicable securities laws, regulations and FINRA Rules addressing quality of market topics.  MLPF&S’s written supervisory procedures (WSPs) failed to provide for minimum requirements for adequate WSPs in trade reporting (use of trade modifiers, third party reporting); OATS (accuracy of data); and multiple market participant identifiers (approval of MPIDs).  MLPF&S had fail-to-deliver positions at a registered clearing agency in an equity security that resulted from a long sale, and did not close the fail-to-deliver positions by purchasing securities of like kind and quantity within the time frame prescribed by SEC Rule 204(A)(1). MLPF&S executed short sale orders and failed to properly mark the orders as short.  MLPF&S failed to contemporaneously or partially execute customer limit orders in a NASDAQ security after it traded each subject order for its own market-making account at a price that would have satisfied each customer’s limit order.  MLPF&S failed to report complete and accurate data to the FNTRF in transactions in reportable securities.  MLPF&S incorrectly reported an agency cross transaction as a principal transaction with a blank contra party; failed to report the contra party broker-dealer on principal trades; reported an incorrect buy/sell indicator; failed to report the correct execution time; and failed to timely submit non-tape reports with the .RX modifier.  Without admitting or denying the findings, MLPF&S consented to the described sanctions and to the entry of findings; therefore, MLPF&S is censured, fined $85,000, required to pay $77.98, plus interest, in restitution and required to revise its WSPs regarding trade reporting (use of trade modifiers, third party reporting); OATS (accuracy of data); and multiple market participation identifiers (approval of MPIDs) within 30 business days of acceptance of this AWC by the NAC.  A registered firm principal shall submit satisfactory proof of payment of the restitution, or of reasonable and documented efforts undertaken to effect restitution to FINRA no later than 120 days after acceptance of this AWC.  Any undistributed restitution and interest shall be forwarded to the appropriate escheat, unclaimed property or abandoned property fund for the state in which the customer last resided.

MLPF&S District of Columbia Settlement

An agent of the MLPF&S failed to furnish a client material information that the client was entitled to on a timely basis in violation of 26 DCMR B 119.2(u).  As a result of the agent’s conduct, MLPF&S violated just and equitable standards of conduct (FINRA Rule 2010), in violation of 26 DCMR B 119.2 (bb).  On September 10, 2013, without admitting or denying the Statement of Facts and Conclusions of Law, MLPF&S consented to the entry of the Administrative Settlement Agreement, paid $15,000 to the District of Columbia’s general fund, and shall cease and desist from violating 26 DCMR B 119.2 (bb).

BANA MAS Censure

On June 14, 2013, the Monetary Authority of Singapore (“MAS”) took administrative action against Bank of America, National Association (Singapore Branch) (“BANA Singapore”) and eighteen other banks in the market for deficiencies in governance, risk management, internal controls, and surveillance systems from 2007 to 2011 related to the submission processes for Singapore dollar interest rate benchmarks – specifically, SIBOR and SOR – and Foreign Exchange spot benchmarks in four emerging market Asian currencies (“ABS Benchmarks”).  In addition, the MAS determined BANA Singapore personnel engaged in electronic communications in which they initiated, received, acknowledged, or relayed requests to improperly influence submissions for certain of the above-referenced ABS Benchmarks.  The MAS stated it had not made the finding that the ABS Benchmarks had been manipulated by any of the nineteen banks subject to its order, but found that the action of the BANA Singapore (and other banks’) personnel reflected a lack of professional conduct and integrity.  The MAS is requiring BANA Singapore to adopt measures to address the deficiencies, report its progress in addressing these deficiencies on a quarterly basis, and conduct independent reviews to ensure the robustness of the remedial measures.  BANA Singapore was not fined, but instead was required to post with the MAS for one year a statutory reserve of 700 million Singapore dollars (approximately US$551 million) which is refundable upon satisfaction of the MAS’s order on remedial measures.

Massachusetts Securities Division 144A Securities

The Massachusetts Securities Division (Division) alleged that MLPF&S violated Sections 204(a)(2)(G) and 204(a)(2)(J) of the Massachusetts Uniform Securities Act (“Act”) in connection with the sale of unregistered securities by MLPF&S to two Massachusetts cooperative banks and their subsidiaries.  On April 18, 2013, without admitting or denying the allegations, MLPF&S entered into a settlement with the Division, in which it agreed to permanently cease and desist from violating the Act and to pay a civil penalty in the amount of $250,000.  MLPF&S also represented that it had entered into separate independent settlement agreements with the banks, pursuant to civil actions.

MLPF&S BondMarket Matter

MLPF&S’s proprietary bond market order execution system had a flawed pricing logic, with respect to non-convertible preferred securities, that only incorporated the quotations from the two primary exchanges where the securities were listed.  As a result, in instances where there was a better price on a market other than the primary listing exchange, the firm systematically executed transactions in non-convertible preferred securities with its customer on its proprietary order execution system at prices inferior to the national best bid or offer (NBBO).  In 12,259 transactions for or with a customer, the firm thus failed to use reasonable diligence to ascertain the best inter-dealer market and failed to buy or sell in such market so that the resultant price to its customer was as favorable as possible under prevailing market conditions.  The firm failed to establish and maintain a supervisory system, including written supervisory procedures (WSPs) reasonably designed to ensure compliance with the firm’s best execution obligations for transactions in non-convertible preferred securities executed on its order execution system.  The firm’s supervisory system was deficient in that it failed to perform any post execution review of non-convertible preferred transactions executed on its system to ensure compliance with its best execution obligations despite the fact it received several inquiry letters from FINRA regarding the relevant conduct.  Although the firm took some remedial measures intended to address issues raised by FINRA, it failed to identify the flawed pricing logic until a later date.  Approximately 2,200 transactions were identified on FINRA’s best execution report cards available to the firm for over three years.  Despite these red flags, the firm failed to perform any meaningful supervisory review for best execution of non-convertible preferred transactions executed on its proprietary system.  The firm’s WSPs were not adequate for almost three years in that they did not describe the supervisory steps to be taken by the person responsible for a best execution supervisory review of non-convertible preferred transactions executed on its proprietary system.  For two years, the firm’s WSPs did not provide for the person or persons responsible for ensuring compliance with the applicable rules; a statement of the supervisory steps to be taken by that person; a statement as to how often such person should take such steps; and a statement as to how the completion of supervisory reviews should be documented.  On April 2, 2013, without admitting or denying the findings, the firm consented to the described sanctions and to the entry of findings; therefore, the firm is censured, fined $1,050,000.00, required to revise its WSPs regarding supervisory procedures to be followed by the person responsible for best execution of non-convertible preferred transactions executed on its proprietary order execution system within 30 business days of acceptance of this AWC by the NAC, and to pay restitution of $323,950.04, plus interest, in connection with the 12,259 transactions.  a registered firm principal shall submit satisfactory proof of payment of the restitution, or of reasonable and documented efforts undertaken to effect restitution to FINRA no later than 120 days after acceptance of this AWC.  Any undistributed restitution and interest shall be forwarded to the appropriate escheat, unclaimed property or abandoned property fund for the state in which the customer last resided.

Cal PSA Matter

MLPF&S and Banc of America Securities LLC, which was consolidated into MLPF&S, were members of a municipal securities association which requested that its members make underwriting assessment payments of $0.01 per bond, and later $0.02 per bond, when they participated in bond issuances in California of more than $2 million in issue size with more than two years to maturity.  The municipal securities association’s mission was to keep its members informed of legislative and regulatory developments affecting the municipal securities industry and to provide a forum through which the municipal securities industry could review and respond to these developments.  The association billed its members on the per-bond basis, regardless of whether there was any direct relationship between that bond issuance and the association’s activities, and regardless of whether the association provided any services required for the underwriting.  The firms paid the association a total of $387,455.62 for participating in the underwriting of approximately 252 applicable transactions.  The firm obtained reimbursement for the voluntary payments from the proceeds of municipal and state bond offerings which was unfair.  The assessments did not have a direct relationship to any activities conducted with respect to each bond offering.  The firm was not required by any statute or regulations to be a member of the association yet treated its assessments as an expense of each transaction and requested and received reimbursement of the payments from the proceeds of each bond offering.  The firm listed the underwriting assessments as expenses of the underwriting but its requests for reimbursement were not fair because they were not accompanied by adequate disclosure to issuers.  The firm’s practices resulted in the expenditure of the proceeds of municipal and state bond offerings to an organization engaged in political activities.  In response to a request from the Treasurer of the State of California, the firms have returned $100,255.58 to multiple issuers as a refund for the underwriting assessments reimbursed from offering proceeds.  The firms failed to adopt, maintain and enforce written supervisory procedures (WSPs) reasonably designed to ensure compliance with MSRB Rule G-17 as it relates to the conduct described here.  The firms failed to establish reasonable procedures for reviewing and disclosing expenses for municipal securities associations for which it requested reimbursement from the proceeds of municipal and state offerings, and for ensuring that those requests were fair and adequate.  The firms also failed to adopt, maintain and enforce adequate systems and WSPs reasonably designed to monitor how the municipal securities associations to which it belonged used the funds that the firm provided.  Adequate policies and procedures were especially necessary in light of one association’s engagement in political activities.  On December 27, 2012, without admitting or denying the findings, MLPF&S consented to the described sanctions and to the entry of findings; therefore, the firm is censured and fined $787,000 for MSRB rule violations and ordered to pay $287,200.04 in restitution and to submit satisfactory proof of payment of restitution or of reasonable documented efforts to effect restitution to the issuers located in California to which the firm has not yet provided restitution.

ICE Futures U.S. Settlement

The Business Conduct Committee of ICE Futures U.S., Inc. determined that Applicant may have violated Exchange Rule 6.13(a) on February 2 and 3, 2011 by maintaining a short position in Cotton No. 2 for a corporate affiliate which exceeded the net 5,000 futures equivalent all months position limit.  On August 22, 2012, without admitting or denying the violation of any Exchange Rules, the Applicant agreed to pay a fine of $25,000 and to cease and desist from future violations of Exchange Rule 6.13(a).

Global Mortgage Settlement

On March 12, 2012, the Department of Justice and the Attorneys General of 49 states and the District of Columbia filed a complaint (“Complaint”) and consent judgment against Bank of America Corporation, Bank of America, N.A., BAC Home Loans Servicing, LP f/k/a Countrywide Home Loans Services, LP, Countrywide Home Loans, Inc., Countrywide Financial Corporation, Countrywide Mortgage Ventures, LLC, and/or Countrywide Bank, FSB (together, “Bank of America” and the “Defendants”) and other major mortgage servicers to settle a number of related investigations into residential loan servicing and origination practices (the “Settlement”).  The Complaint alleged the Defendant’s misconduct related to its origination and servicing of single family residential mortgages caused the Defendants to have violated, among other laws, the Unfair and Deceptive Acts and Practices laws of the plaintiff States, the False Claims Act, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, the Servicemembers Civil Relief Act, and the Bankruptcy Code and Federal Rules of Bankruptcy Procedure.  On April 5, 2012, the U.S. District Court for the District of Columbia approved the Settlement by entering the consent judgment.  As a result of the settlement, Bank of America Corporation and/or its affiliated entities shall pay or cause to be paid into an interest bearing escrow account to be established for this purpose the sum of $2,382,415,075, which sum shall be added to funds being paid by other institutions resolving claims in this matter and according to certain criteria established in the settlement.  Up to $120 million of this amount may be treated as a civil penalty.  In addition, Bank of America shall provide $7,626,200,000 of relief to consumers who meet certain eligibility criteria relating to servicing of loans.  The additional servicing and origination standards include the development of new or enhanced programs to provide borrower assistance, the development of proprietary programs to provide expanded mortgage modification solutions, including the broader use of principal reductions if permitted by the mortgage investor, enhanced programs for unemployed, military service members and other customers with identified special situations, enhanced facilitation of short sales, and the offer of other assistance programs, such as deed-in-lieu of foreclosure and funds for families transitioning out of home ownership.  Also, Bank of America shall provide $948,000,000 to a new refinancing program for current consumers who meet other eligibility criteria.  The refinancing program is intended to expand refinancing opportunities or lower interest rates on Bank of America owned mortgages to provide reduced payments for many homeowners who are current on their payments but owe more than the current value of their homes.  Following finalization of the settlement terms, Bank of America will finalize its program enhancements and  provide additional details of eligibility requirements.  Bank of America consented to the entry of the Consent Judgment without admitting the allegations in the complaint other than those facts deemed necessary to jurisdiction.  Bank of America made its payment to the escrow agent on April 11, 2012.  The Settlement does not result in an injunction or any findings of violations of law.

BAC Foreclosure Practice Order

On April 13, 2011, the Board of Governors of the Federal Reserve System (“Federal Reserve”) issued a cease and desist consent order (“Consent Order”) against Bank of America Corporation (“BAC”).  The Consent Order makes no finding on any issues of fact or law or any explicit allegation concerning BAC.  The Consent Order describes a consent order that the Office of the Comptroller of the Currency (“OCC”) and Bank of America, N.A. (“BANA”), which is owned and controlled by BAC, entered into addressing areas of weakness identified by the OCC in mortgage loan servicing, loss mitigation, foreclosure activities, and related functions by BANA.  The Consent Order also states that the OCC’s findings raised concerns that BAC did not adequately assess the potential risks associated with such activities of BANA.  The Consent Order directs the board of directors of BAC to take appropriate steps to ensure that BANA complies with the OCC consent order.  The Consent Order requires BAC and its institution-affiliated parties to cease and desist and take specified affirmative action, including that BAC or its board:  (1) take steps to ensure BANA complies with the OCC order; (2) submit written plans to strengthen the board’s oversight of risk management, internal audit, and compliance programs concerning certain mortgage loan servicing, loss mitigation, and foreclosure activities conducted through BANA; and (3) periodically submit written progress reports detailing the form and manner of all actions taken to secure compliance with the Consent Order.  BAC submitted an offer of settlement to the Federal Reserve.  In the offer of settlement, BAC agreed to consent to the entry of the Consent Order, without the Consent Order constituting an admission by BAC or any of its subsidiaries of any allegation made or implied by the Federal Reserve in connection with the matter.

BANA Foreclosure Practice Order

On April 13, 2011, the OCC issued a cease and desist consent order (“Order”) against BANA.  The Order identified certain deficiencies and unsafe or unsound practices in residential mortgage servicing and in BANA’s initiation and handling of foreclosure proceedings.  The Order finds that in connection with certain foreclosures of loans in it is residential servicing portfolio, BANA; (a) filed or caused to be filed in courts executed affidavits making various assertions that were not based on the affiants’ personal knowledge or review of relevant books and records; (b) filed or caused to be filed in courts numerous affidavits or other mortgage-related documents that were not properly notarized; (c) litigated foreclosure proceedings and initiated non-judicial foreclosure proceedings without always ensuring that the promissory note or the mortgage document was properly endorsed or assigned and, if necessary, in the possession of the appropriate party at the appropriate time; (d) failed to devote sufficient resources to ensure proper administration of its foreclosure processes; (e) failed to devote to its foreclosure processes adequate oversight, internal controls, policies and procedures, compliance risk management, internal audit, third party management and training; and (f) failed to sufficiently oversee third-party providers handing foreclosure-related services.  The Order requires that BANA cease and desist such practices and requires BANA’s Board to maintain a Compliance Committee that is responsible for monitoring and coordinating BANA’s compliance with the Order.  The Order provides for BANA to: (a) submit a comprehensive action plan that includes a compliance program, third-party management policies and procedures, controls and oversight of BANA’s activities with respect to the Mortgage Electronic Registration System and compliance with MERSCORP’s membership rules, terms, and conditions; (b) retain an independent consultant to conduct an independent review of residential foreclosure actions regarding individual borrowers; (c) plan for operation of management information systems; (d) submit a plan for effective coordination of communications with borrowers related to loss mitigation or loan modification and foreclosure activities; (e) conduct an assessment of BANA’s risks in mortgage servicing operations; and (f) submit periodic written progress reports detailing the form and manner of all actions taken to secure compliance with the Order.  BANA submitted an offer of settlement to the OCC.  In the offer of settlement, BANA agreed to consent to the entry of the Order, without admitting or denying any wrongdoing.

Gail Cahaly, et al. v. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Benistar Property Exchange Trust Co., Inc.(“Benistar”), et al. (Massachusetts Superior Court, Suffolk County, MA)

Plaintiffs alleged that Merrill Lynch aided and abetted a fraud, violation of a consumer protection law, and breach of fiduciary duty allegedly perpetrated by Benistar, a former Merrill Lynch client, in connection with trading in the client's account.  During the proceedings, plaintiff also made allegations that Merrill Lynch engaged in sanctionable conduct in connection with the discovery process and the trial.  In 2002, following a trial, a jury rendered a verdict for plaintiffs.  Thereafter, the Court granted Merrill Lynch’s motion to vacate and plaintiffs’ motion for a new trial.  On June 25, 2009, following a retrial, the jury found in plaintiffs’ favor.  On January 11, 2011, the Court entered rulings denying plaintiffs’ motion for sanctions and punitive damages, awarding certain plaintiffs consequential damages, and awarding attorneys’ fees and costs.  On February 7, 2011, the Court issued final judgment requiring Merrill Lynch to pay $9,669,443.58 in consequential and compensatory damage plus statutory interest, and $8,700,000 in attorneys’ fees and costs; but denying plaintiffs’ requests for punitive damages and sanctions.  The client, a co-defendant, filed a notice of appeal on or about January 19, 2011.  Plaintiffs and Applicant also appealed.  While the appeals were pending, on December 26, 2012, Plaintiffs and Applicant agreed to settle for $22,500,000.

BAC Muni Derivative Settlement

The Federal Reserve reviewed certain activities related to various types of anti-competitive activity by certain employees of BAC in conjunction with the sale of certain derivative financial products to municipalities and non-profit organizations variously between 1998 and 2003.  Following the review, BAC and the Federal Reserve entered into a Formal Written Agreement on December 6, 2010, to ensure that BAC proactively and appropriately manages its compliance risk related to certain competitively bid transactions. In addition, BAC agreed to submit a written plan to strengthen BAC’s compliance risk management program regarding those same competitively bid transactions, and to promptly implement that plan once it is approved by the Federal Reserve Bank of Richmond.

BANA Muni Derivative Settlement

The OCC reviewed certain activities related to the participation of certain employees of BANA in the sale of certain derivative financial products to municipalities and non-profit organizations, and found information indicating that certain BANA employees engaged in illegal bidding activity related to the sale of those derivative financial products variously between 1998 and January 2004.  Following the review, BANA and the OCC entered into a Formal Written Agreement on December 7, 2010, to ensure that BANA proactively and appropriately manages its compliance risk related to various competitively bid transactions, including those related to derivative financial products to municipalities and non-profit organizations.

In addition, BANA agreed to do a formal assessment of all business lines that engage in certain types of competitively bid transactions, to complete a formal evaluation of the operational policies and procedures applicable to such businesses to ensure that adequate policies and procedures exist to ensure compliance with safe and sound banking practices, law, and regulations related to the competitively bid transactions, and to develop an internal training program to ensure compliance with all laws and regulations related to competitively bid transactions.  Upon approval by the OCC, BANA must immediately begin to implement the policies, procedures and programs called for by the Agreement.  Finally, BANA agreed to pay unjust enrichment in the amount of $9,217,218 to certain counterparties indentified by the OCC.

Merrill Lynch (as successor to BAS) Muni Derivative Settlement

On December 7, 2010, the Securities and Exchange Commission (“SEC”) issued an administrative and cease-and-desist order (the “Order”) finding that Banc of America Securities LLC (“BAS”) (which was merged with and into Merrill Lynch on November 1, 2010) willfully violated Section 15(c)(1)(A) of the Securities Exchange Act of 1934 when certain employees participated in improper bidding practices involving the temporary investment of proceeds of tax-exempt municipal securities in reinvestment products during the period 1998-2002.  The Order censured BAS, ordered BAS to cease and desist from committing or causing such violations and future violations, and ordered BAS to pay disgorgement plus prejudgment interest in the amount of $36,096,442.00.  BAS consented to the Order without admitting or denying the SEC’s findings.

Merrill Lynch 529 Plan AWC

On November 23, 2010, the Financial Industry Regulatory Authority (“FINRA”) alleged that Merrill Lynch violated MSRB Rule G-27 in that during the period January 2002 to February 2007, Merrill Lynch required registered representatives to consider potential state tax benefits offered by a state in which a client resides as a factor when recommending a client invest in a 529 plan. But Merrill Lynch’s written supervisory procedures did not require supervisors to document reviews to determine if registered representatives had in fact considered potential state tax benefits when recommending a client invest in a 529 plan.  As a result, Merrill Lynch did not have effective procedures relating to documenting its suitability determinations in connection with the sale of 529 plans.  Without admitting or denying the findings, Merrill Lynch consented to the described sanctions and to the entry of findings; therefore, Merrill Lynch is censured, fined $500,000 and required within 60 days of execution of this Acceptance, Waiver and Consent (“AWC”) to distribute a stand-alone letter acceptable to FINRA to each current customer who resided in a state that offered 529-related state tax benefits at the time the customer opened an advisor-sold specific 529 plan account at Merrill Lynch from June 2002 through February 2007; the letter will instruct the customers to call a designated Merrill Lynch phone number with inquiries, concerns or complaints regarding their 529 investment.  The designated number will be available for 120 days after which the number will contain a recorded message to contact Merrill Lynch’s college plan services area.  If requested within 180 days of mailing of the 529 letter, Merrill Lynch will assist in transferring or rolling-over any customer's investment in the specific plan into a 529 plan of the customer's choice within his/her home state, regardless of whether Merrill Lynch currently offers such 529 plan, with Merrill Lynch waiving any and all client fees, costs in connection with the sale, transfer, or roll-over of the specific plan; and/or any and all client fees, costs due to Merrill Lynch in connection with the initial purchase of a 529 plan within the customer's home state using the proceeds of the specific plan. Merrill Lynch shall provide FINRA semi-annually or upon FINRA’s request, until December 31, 2011, a report describing each oral/written inquiry, concern or complaint received through the designated number or any written complaint otherwise received by Merrill Lynch concerning the specific plan from the 529 letter recipients, along with a description of how Merrill Lynch addressed or resolved the inquiries, concerns or complaints of each such customer.

Merrill Lynch (as successor to BAI) Massachusetts Consent

On November 17, 2010, the Commonwealth of Massachusetts Securities Division alleged that two employees of Banc of America Investment Services, Inc. (“BAI”) (which merged with and into Merrill Lynch on 10/23/2009) sold Fannie Mae and Freddie Mac federal agency step-up bonds to an investor and that they did not describe the bonds accurately.  The state regulator alleged that BAI failed to supervise the conduct in violation of M.G.L. C.110a § 204(a)(2)(g).  Only BAI was named as a respondent in the consent order.   On November 16, 2010, BAI submitted an offer of settlement, without admitting or denying the facts and without an adjudication of any issue of law or fact, and consented to the entry of the consent order.  BAI agreed to a fine of $100,000, to cease and desist, and to an undertaking to retain an independent compliance consultant and impose heightened supervision on a representative.

Merrill Lynch FINRA UIT AWC

On August 18, 2010, FINRA alleged that Merrill Lynch violated NASD Rules 2110, 2210, 3010--in that   Merrill Lynch failed to establish, maintain and enforce a supervisory system and written supervisory procedures reasonably designed to achieve compliance with its obligations to apply sales charge discounts to all eligible Unit Investment Trust (“UIT”) purchases.  Merrill Lynch relied on its brokers to ensure that customers received appropriate UIT sales charge discounts, despite the fact that Merrill Lynch failed to appropriately inform and train brokers and their supervisors about such discounts.  Merrill Lynch’s written supervisory procedures had little or no information or guidance regarding UIT sales charge discounts.  Once Merrill Lynch established procedures addressing UIT sales charges discounts, they were inaccurate and conflicting.  Merrill Lynch's written supervisory procedures incorrectly stated that a discount would not apply when a client liquidates an existing UIT position and uses the proceeds to purchase a different UIT.  Merrill Lynch’s procedures lacked substantive guidelines, instructions, policies, or steps for brokers or their supervisors to follow to determine if a customer's UIT purchase qualified for and received a sales charge discount.  As a result of the defective procedures, Merrill Lynch failed to provide eligible customers with appropriate discounts on both UIT rollover and breakpoint purchases.  Merrill Lynch failed to identify and appropriately apply sales charge discounts in transactions reviewed in a sample of customer purchases in certain top selling UITS.  As a result, Merrill Lynch overcharged customers in this sample approximately $123,000.  Following FINRA's publication of a settlement with another firm concerning UIT transactions and independent of FINRA's pending inquiry, Merrill Lynch analyzed its application of sales charge discounts to UIT transactions.  As a result of the review, Merrill Lynch identified customers that were overcharged when purchasing UITs through Merrill Lynch and in accordance with the undertakings set forth below, will remediate those customers more than $2 million in overcharges.  Merrill Lynch approved for distribution inaccurate and misleading UIT sales literature and provided this UIT presentation for brokers to use with clients.  This presentation was subject to the content standards set forth in NASD Rule 2210(d) and violated those standards.  Without admitting or denying the findings, Merrill Lynch consented to the described sanctions and to the entry of findings; therefore, Merrill Lynch is censured, fined $500,000 and agrees to provide remediation to customers who, during the relevant period, purchased UITs and qualified for, but did not receive, the applicable sales charge discount.  Within 90 days of the effective date of this AWC, Merrill Lynch submitted to FINRA a proposed plan of how it will identify and compensate customers who qualified for, but did not receive, the applicable UIT sales charge discounts.  The date that FINRA notifies Merrill Lynch that it does not object to the plan shall be called the notice date.  In the event FINRA does object to the plan, Merrill Lynch will have an opportunity to address FINRA's objections and resubmit the plan within 30 days.  A failure to resubmit to FINRA a plan that is reasonably designed to meet the specific requirements and general purpose of the undertaking will be a violation of the terms of the AWC.  Merrill Lynch shall complete the remediation process within 180 days from the notice date.  Within 210 days of the notice date, Merrill Lynch will submit to FINRA a schedule of all customers identified during Merrill Lynch’s review as not having received an appropriate sales charge discount.  The schedule shall include details of the qualifying purchases and the appropriate discount and total dollar amounts of restitution provided to each customer.  Also within 210 days from the notice date, Merrill Lynch will submit to FINRA a report that explains how Merrill Lynch corrected its UIT systems and procedures and the results of Merrill Lynch’s implementation of its plan to identify and compensate qualifying customers including the amounts and manner of all restitution paid.

Merrill Lynch NASDAQ Settlement

On June 29, 2010, the NASDAQ Stock Market (“NASDAQ”) alleged that Merrill Lynch violated NASDAQ RULES 2110, 3010 in that  Merrill Lynch's supervisory system and written supervisory procedures were not reasonably designed to achieve compliance with applicable securities laws and regulations (including NASD notice to members 04-66) and NASDAQ rules concerning the prevention of erroneous orders and transactions and frivolous clearly erroneous transaction complaints.  Without admitting or denying the findings, Merrill Lynch consented to the described sanctions and to the entry of findings; therefore, Merrill Lynch is censured, fined $10,000 and required to revise its written supervisory procedures regarding compliance with NASD Notice to Members 04-66 within 30 business days of acceptance of this AWC by the NASDAQ review council.

BAC ML&Co. Proxy Rule Settlement

The SEC alleged that BAC violated the federal proxy rules by failing to disclose information concerning Merrill Lynch & Co., Inc.’s (“ML&Co.”) known and estimated losses in the fourth quarter of 2008 prior to the shareholder vote on December 5, 2008 to approve the merger between the two companies.  In addition, the SEC alleged that Bank of America Corporation (the “Corporation”) violated Section 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 14a-9 thereunder by failing to disclose in the Corporation’s joint proxy statement filed on November 3, 2008 the incentive compensation that Merrill Lynch & Co., Inc. could, in its discretion, award to its employees prior to completion of its merger with the Corporation. On February 24, 2010, a final judgment (the “Final Judgment”) was entered by the U.S. District Court for the Southern District of New York in both matters.  Under the terms of the Final Judgment, BAC agreed to pay $1 in disgorgement and a $150 million civil penalty to be distributed to shareholders as part of the SEC’s Fair Funds Program at a later date in accordance with further order of the court.  In addition, as part of the Final Judgment, BAC agreed, for a period of three years, to comply with and maintain certain requirements related to BAC’s corporate governance and disclosure practices.

Merrill Lynch CBOE Decision and Order of Offer of Settlement

On April 13, 2010, the Chicago Board of Options Exchange (“CBOE”) censured and fined Merrill Lynch $150,000.  In addition, the BCC ordered an undertaking requiring Merrill Lynch to provide the Exchange with a certification within thirty (30) days of the issuance of the decision in this matter that Merrill Lynch has corrected the systems problems leading to this case, that all information reported to the Exchange in accordance with Rule 4.13(a) is accurate and is being submitted on a timely basis, and that respondent immediately notify the Exchange of any inaccuracies in any reports submitted pursuant to rule 4.13(a).  During all relevant periods herein, Exchange members were required to submit to the large options position report all customer positions, which numbered 200 contracts or more in any single option class listed on the Exchange on the same side of the market along with their customer's name, address, and social security number or tax identification number.  Merrill Lynch failed to properly submit all required account information for approximately 1,346 accounts to the large options position report. (CBOE Rule 4.13(a) - reports related to position limits.)

Merrill Lynch Client Associate Registration Settlement

In September 2009, Merrill Lynch reached agreements in principle and final administrative settlements with the Texas State Securities Board and various state securities regulators relating to the state registration of sales assistants known as Client Associates.  Without admitting or denying wrongdoing, Merrill Lynch agreed to certain undertakings and regulatory sanctions including reprimand or censure, agreement to cease and desist sales of securities through persons not registered with the states, payments of fines, penalties and other monetary sanctions (including past registration fees) of $26,563,094.50 to be divided amongst the 50 states, the District of Columbia, Puerto Rico, and the U.S. Virgin Islands, and payment of $25,000 to the North American Securities Administrators Association.

Merrill Lynch, BAI and BAS Auction Rate Securities Settlements

In August 2008, Merrill Lynch, BAS and BAI each reached certain agreements in principal with the Office of the New York State Attorney General, the Massachusetts Securities Division, various state securities regulators, and the staff of the SEC (the “ARS Settlements”) relating to auction rate securities (“ARS”).  As the result of the mergers of BAI with and into Merrill Lynch on October 23, 2009 and BAS with and into Merrill Lynch on November 1, 2010, Merrill Lynch assumed the liabilities of BAI and BAS in this matter.  Without admitting or denying wrongdoing, each of the aforementioned entities has agreed to, pursuant to the terms of each settlement to which it is a party, among others, repurchase ARS at par value (plus any accrued but unpaid interest or dividends) from certain eligible customers, use best efforts to provide liquidity solutions for institutional holders of ARS, participate in a special arbitration process to the extent that eligible customers believe they had a claim for consequential damages, refund certain refinancing fees related to ARS, pay a civil money penalty and compensate other eligible customers who purchased ARS and sold them at a loss.  Each of Merrill Lynch, BAS and BAI has substantially completed the purchase of those ARS.  BAI and BAS also agreed to pay a total civil penalty of $50,000,000 that will be distributed among the states and U.S. territories that enter into administrative or civil consent orders related to ARS.  Merrill Lynch agreed to pay a $125,000,000.00 civil penalty to be distributed similarly.

BAI Representative Supervision Settlement

On October 22, 2009, the SEC alleged that BAI failed reasonably to supervise a former registered representative who converted certain customer funds, with a view to preventing and detecting violations of Federal securities laws, as required under Section 15(B)(4)(E) of the Securities Exchange Act of 1934 (the “Exchange Act”).  Without admitting or denying the allegations, BAI agreed to enter into a settlement with the SEC, paid a civil money penalty in the amount of $150,000, and to comply with certain undertakings. Such undertakings include retaining an independent consultant to review and evaluate the effectiveness of BAI's supervisory and compliance systems, policies, and procedures concerning the following: (1) review of customer accounts and securities transactions; and (2) periodic compliance inspections. BAI has undertaken to adopt, implement, and maintain all policies, procedures, and practices recommended by the independent consultant. Notwithstanding the settlement with the SEC, BAI has identified the customers whose funds were converted by the former BAI registered representative, and has reimbursed them in full.